UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: August 2, 2013
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada --------------------------------	000-51770 --------------------------------	87-0733770 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013
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(Address of principal executive offices) (Zip Code)

(646) 688-6381
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

The Registrant announces today that it has signed an option agreement with Audio Eye symbol AEYE for the sale of CMG's position in Audio Eye, the sales price is 1.5 million dollars.  The sale is to close no later than November 7, 2013.  We are extremely pleased with this transaction, it will allow CMG to eradicate all of its outstanding debt and provide us with the capital to fund the operations of XA our wholly owned subsidiary.  With this infusion of capital XA's sales should be dramatically increased and with that profit margins will increase exponentially as well.  In addition we are going to be entering into a new and exciting venture in the burgeoning eSports area, the negotiations are near completion and we should have a announcement within the next week or two.

While we have been quiet as of late, we have been working diligently to create value for our shareholders, these are the two first steps in that direction.  You can expect a number of actions in the coming weeks and we will be announcing them as they occur.  Our approach has been to only make statements when we have something meaningful to say.  While we understand that this can be frustrating during periods of silence, it allows us to make our news releases more relevant.  We are coming in to a period where you are going to hear from us more frequently.  Once again thanks for all your patience and we will be back to you shortly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: October 9, 2013	/s/ JEFFREY DEVLIN
Name: Jeffrey Devlin
Its: Director